EXHIBIT 5.1

OPINION OF COUNSEL

LAW OFFICES OF

ROGER L FIDLER

225 Franklin Avenue

Midland Park, NJ 07432

(201) 670-0881

(201) 670-0888 (Fax)

July 06, 2010

Hipso Multimedia, Inc.
550 Chemin du Golf

Suite 202

Ile des Soeurs, Quebec, Canada, H3E 1A8.

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

I  have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Hipso Multimedia, Inc.  (the “Company”) with the Securities and Exchange Commission (the “Commission”) on or about June 7, 2010 in connection with the registration under the Securities Act of 1933, as amended, of 10,000,000 shares of the Company’s common stock, $0.0001 par value, (the “Shares”) reserved for issuance under the Hipso Multimedia, Inc.  2010 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan (the “Plan”).

As the Company’s counsel in connection with the preparation and filing of the Registration Statement, I have examined the proceedings taken by the Company in connection with the authorization of the sale and issuance of the Shares under the Plan.

Based upon the foregoing, and having regard for such legal considerations as I deem relevant, it is my opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable shares of Company’s common Stock.

I express no opinion as to matters governed by any laws other than the laws of the State of Florida which are in effect as of the date hereof.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the section entitled “Interests of Named Experts and Counsel.”

Very truly yours,

/s/ Roger L. Fidler

Roger L. Fidler